EXHIBIT 10.18

COMPENSATORY ARRANGEMENTS OF EXECUTIVE OFFICERS AND DIRECTORS

On March 11, 2019, (i) the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of inTEST Corporation (the "Company") approved the 2019 Executive Compensation Plan for our President and Chief Executive Officer, James Pelrin, and our Secretary, Treasurer and Chief Financial Officer, Hugh T. Regan, Jr., and (ii) the Board approved grants of restricted stock to our non-employee directors (as defined below) under the Company’s Amended and Restated 2014 Stock Plan.  The details of the 2019 Executive Compensation Plan and the restricted stock grants to non-employee directors were previously disclosed on our Current Report on Form 8-K filed on March 15, 2019, and are incorporated herein by reference.

In addition, each of our executive officers receives our standard benefits package. Messrs. Pelrin and Regan are also parties to Change of Control Agreements with the Company that provide for the payment of certain benefits upon the executive's termination of employment following a change of control, as defined therein.

Directors who are not also our officers (each a "non-employee director") currently receive an annual retainer of $25,000 (Steven J. Abrams, Esq., Joseph W. Dews IV, William Kraut and Robert E. Matthiessen). The Board Chairman is paid an additional annual retainer of $40,000 (Mr. Matthiessen) and the Lead Independent Director is paid an additional annual retainer of $10,000 (Mr. Kraut). The Chair of each of the committees of the Board are paid an additional annual fee as follows: the Chair of the Audit Committee is paid an additional annual fee of $20,000 (Mr. Kraut); the Chair of the Compensation Committee is paid an additional annual fee of $10,000 (Mr. Dews); and the Chair of the Nominating and Corporate Governance Committee is paid an additional annual fee of $10,000 (Mr. Abrams). The members of the committees, other than the Chair, are paid additional annual fees as follows: members of the Audit Committee are paid an additional annual fee of $10,000 (Messrs. Abrams and Dews), members of the Compensation Committee are paid an additional annual fee of $5,000 (Messrs. Kraut and Abrams), and members of the Nominating and Corporate Governance Committee are paid an additional annual fee of $5,000 (Messrs. Kraut and Dews). In addition, we reimburse non-employee directors' travel expenses and other costs associated with attending Board or committee meetings. We do not pay compensation to our executive officers for their service as directors.